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                                IMAX CORPORATION

                                  Exhibit 10.20

                       SUMMARY OF DIRECTORS' COMPENSATION

1. In respect of each year during which an Eligible Director serves as a Director of the Corporation, he shall receive:

     a. $20,000 (Cdn.) per year payable quarterly in arrears provided that an Eligible Director may elect, at the commencement of each year of office, or as soon as practicable thereafter, to receive such number of options to purchase an equivalent number of Common Shares of the Corporation under the terms of the IMAX Stock Option Plan (the "Plan"). The options will be granted annually and will vest in equal amounts quarterly, in arrears;

     b. $1,500 (Cdn.) for every Board meeting attended in which an Eligible Director participates whether in person or by telephone;

     c. $1,200 (Cdn.) for any Committee of the Board meetings in which the Eligible Director participates, whether in person or by telephone;

     d. at the commencement of each year of office or upon joining the Board, or as soon as practicable thereafter, a grant of options to purchase 8,000 Common Shares of the Corporation under the terms of the IMAX Stock Option Plan at an exercise price equal to the Fair Market Value of the shares, as defined in the Plan; and

     e. reimbursement of any expenses incurred by the Eligible Director in connection with participation in Board or Committee meetings.

2. The Chair of the Audit Committee shall receive $8,000 (Cdn.) per year payable quarterly, in arrears.

3. The annual compensation for Directors, as set out above, shall remain in effect until it is amended or revoked by further resolution.

August 11, 2005